Exhibit 4.2

AMERICAN INTERNATIONAL GROUP, INC.

Forty-Fourth Supplemental

Indenture

Dated as of November 27, 2024

(Supplemental to Indenture Dated as of October 12, 2006)

THE BANK OF NEW YORK MELLON,

as Trustee

FORTY-FOURTH SUPPLEMENTAL INDENTURE, dated as of November 27, 2024 (the “Forty-Fourth Supplemental Indenture”), between American International Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), and The Bank of New York Mellon, a New York banking corporation, as Trustee (herein called “Trustee”);

R E C I T A L S:

WHEREAS, the Company has heretofore executed and delivered to The Bank of New York Mellon, as trustee, an Indenture, dated as of October 12, 2006 (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture, dated as of April 18, 2007 (the “Fourth Supplemental Indenture”), and the Eighth Supplemental Indenture, dated as of December 3, 2010 (the “Eighth Supplemental Indenture”, and, together with the Base Indenture and the Fourth Supplemental Indenture, the “Existing Indenture”), providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (herein and therein called the “Securities”), to be issued in one or more series; and the Existing Indenture, as may be amended or supplemented from time to time, including by this Forty-Fourth Supplemental Indenture, is hereinafter referred to as the “Indenture”;

WHEREAS, Section 901 of the Existing Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Existing Indenture to establish the form and terms of additional series of Securities;

WHEREAS, Sections 201, 301 and 901 of the Existing Indenture permit the form and the terms of Securities of any additional series of Securities to be established pursuant to an indenture supplemental to the Existing Indenture;

WHEREAS, the Company has authorized the issuance of ¥10,300,000,000 in aggregate principal amount of its 1.757% Notes Due 2029 (the “Notes”);

WHEREAS, the Notes will be established as a series of Securities under the Indenture;

WHEREAS, pursuant to resolutions of (i) the Board of Directors of the Company adopted at a meeting duly called on September 14, 2010, approving certain additional covenants made by the Company, (ii) the Board of Directors of the Company adopted at a meeting duly called on September 19, 2023, and (iii) the Board of Directors of the Company adopted at a meeting duly called on February 7, 2024, the Company has duly authorized the execution and delivery of this Forty-Fourth Supplemental Indenture to establish the form and terms of the Notes; and

WHEREAS, all things necessary to make this Forty-Fourth Supplemental Indenture a valid and legally binding agreement according to its terms have been done;

NOW, THEREFORE, THIS FORTY-FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE One

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

Section	1.1 Relation to Existing Indenture

This Forty-Fourth Supplemental Indenture constitutes a part of the Indenture (the provisions of which, as modified by this Forty-Fourth Supplemental Indenture, shall apply to the Notes) in respect of the Notes, and shall not modify, amend or otherwise affect the Existing Indenture insofar as it relates to any other series of Securities or affect in any manner the terms and conditions of the Securities of any other series.

Section	1.2 Definitions

For all purposes of this Forty-Fourth Supplemental Indenture, the capitalized terms used herein (i) which are defined in the recitals or introductory paragraph hereof have the respective meanings assigned thereto in the applicable provision of the recitals and introductory paragraph, and (ii) which are defined in the Existing Indenture (and which are not defined in the recitals or introductory paragraph hereof) have the respective meanings assigned thereto in the Existing Indenture. For all purposes of this Forty-Fourth Supplemental Indenture:

(a)            All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Forty-Fourth Supplemental Indenture; and

(b)            The terms “herein”, “hereof”, and “hereunder” and words of similar import refer to this Forty-Fourth Supplemental Indenture.

(c)            The following terms, as used herein, have the following meanings:

“Beneficial Owner” means a beneficial owner of the Notes for U.S. federal income tax purposes, as in effect from time to time.

“Business Day” means, for the purposes of the Notes and this Forty-Fourth Supplemental Indenture, each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York, Tokyo or London, or the relevant place of payment, are authorized or obligated by law or executive order to close.

“Clearstream” means Clearstream Banking, S.A. (or any successor securities clearing agency).

“Depositary” means, with respect to Notes issued in whole or in part in the form of one or more Global Notes, The Bank of New York Mellon, London Branch, which is the common depositary for Euroclear and Clearstream, or such successor as the Company shall designate from time to time in an Officers’ Certificate delivered to the Trustee.

“Euroclear” means Euroclear Bank S.A./N.V. (or any successor securities clearing agency).

“State of Japan Obligation” means any security that is (i) a direct obligation of the State of Japan for the payment of which the full faith and credit of the State of Japan is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the State of Japan the payment of which is unconditionally guaranteed as a full faith and credit obligation by the State of Japan, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof.

ARTICLE Two

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section	2.1 Forms of Notes Generally

The Notes shall be in substantially the forms set forth in this Article with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Existing Indenture and this Forty-Fourth Supplemental Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary thereto, or as may, consistent with the Existing Indenture and this Forty-Fourth Supplemental Indenture, be determined by the officers executing such Notes, as evidenced by their execution of such Notes.

The Notes shall be issued initially in the form of the Global Notes, registered in the name of the Depositary or its nominee and deposited with the Trustee, as custodian for the Depositary, for credit by the Depositary to the respective accounts of beneficial owners of the Notes represented thereby (or such other accounts as they may direct). Each such Global Note will constitute a single Security for all purposes of the Indenture.

Section	2.2 Currency of Payment and Form of Notes

All payments of principal and interest, including payments made upon any Redemption Date, and Additional Amounts, if any, in respect of the Notes will be made in Japanese yen (“yen”). If yen is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control, then all payments in respect of the Notes will be made in U.S. dollars until yen is again available to the Company. In such circumstances, the amount payable on any date in yen will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second Business Day prior to the relevant payment date or, in the event the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/yen exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined by the Company in its sole discretion on the basis of the most recently available market exchange rate for yen. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or the Indenture.

The Notes shall be in substantially the form of Annex A to this Forty-Fourth Supplemental Indenture.

Section	2.3 Form of Trustee’s Certificate of Authentication of the Notes

The Trustee’s certificates of authentication shall be in substantially the following form:

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON
As Trustee

By:
Authorized Signatory

Section	2.4 Title and Terms

Pursuant to Sections 201 and 301 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a)            Designation. The Notes shall be known and designated as the “1.757% Notes Due 2029.”

(b)           Aggregate Principal Amount. The aggregate principal amount of the Notes that may be authenticated and delivered under this Forty-Fourth Supplemental Indenture is initially limited to ¥10,300,000,000 except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes issued pursuant to Section 304, 305, 306, 906, 1107 or 1203 of the Existing Indenture. The Company may, without the consent of the Holders of the Notes, issue additional notes of this series in an unlimited amount having the same ranking, interest rate, Stated Maturity, terms as to status, redemption or otherwise as the Notes (other than dates as to issuance and the initial accrual of interest). Any additional Notes shall be issued under a separate CUSIP, ISIN and common code unless the further Notes are issued pursuant to a “qualified reopening” of the original Notes of this series, are otherwise treated as part of the same “issue” of debt instruments as this series or are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.

(c)            Interest and Maturity. The Stated Maturity of the Notes shall be November 27, 2029 and the Notes shall bear interest and have such other terms as are described in the form of Note attached as Annex A to this Forty-Fourth Supplemental Indenture.

(d)           Redemption. The Company shall have no obligation to redeem or purchase the Notes pursuant to any sinking fund or analogous provision, or at the option of a Holder thereof. The Notes shall be redeemable at the election of the Company from time to time, in whole or in part, at the times and at the prices specified in the form of Note attached as Annex A to this Forty-Fourth Supplemental Indenture. Notice of redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedure) not less than 10 days but not more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed at his address appearing in the Security Register.

(e)            Defeasance. The Notes shall be subject to the defeasance and discharge provisions of Section 1302 of the Existing Indenture and the defeasance of certain obligations and certain events of default provisions of Section 1303 of the Existing Indenture, except that all references to “U.S. Government Obligations” shall be replaced by “State of Japan Obligations”.

(f)             Additional Amounts. All payments of principal and interest in respect of the Notes by the Company will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law.

 In the event such withholding or deduction of Taxes is required by law, subject to the limitations described below, the Company will pay to the Holder or Beneficial Owner of any Note that is a Non-U.S. Person (as defined below) such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment of principal of or interest on the Notes (including upon redemption), after deduction or withholding for or on account of such Taxes, will not be less than the amount provided for in such Note to be then due and payable before deduction or withholding for or on account of such Taxes. “Non-U.S. Person” means any person that, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain in the Notes.

 However, the Company’s obligation to pay Additional Amounts shall not apply to:

(a)   any Taxes which would not have been so imposed, withheld or deducted but for:

(1)   the existence of any present or former connection between such Holder or Beneficial Owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a Person having a power over, such holder or beneficial owner, if such Holder or Beneficial Owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such Holder or Beneficial Owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or Person having such a power) being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business in the United States or being or having been present in the United States or having or having had a permanent establishment in the United States;

(2)   the failure of any Holder, Beneficial Owner or intermediary to comply with any applicable certification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the United States of such Holder, Beneficial Owner or intermediary or otherwise to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty); or

(3)   such Holder’s or Beneficial Owner’s present or former status as a personal holding company, foreign personal holding company, controlled foreign corporation, passive foreign investment company or foreign tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(b)  any Taxes imposed, required, withheld or deducted by reason of the Holder or Beneficial Owner:

(1)   owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of the Company’s stock,

(2)   being a bank receiving interest described in section 881(c)(3)(A) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or

(3)   being a controlled foreign corporation with respect to the United States that is related to the Company by stock ownership;

(c)   any Taxes which would not have been so imposed, withheld or deducted but for the presentation by the Holder or Beneficial Owner of such Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment of the Note is duly provided for and notice is given to Holders, whichever occurs later, except to the extent that the Holder or Beneficial Owner would have been entitled to such Additional Amounts on presenting such Note on any date during such 30-day period;

(d)   any estate, inheritance, gift, sales, transfer, capital gains, personal property, excise, wealth, interest equalization or similar Taxes;

(e)   any Taxes which are payable otherwise than by withholding from any payment of principal of or interest on such Note;

(f)    any Taxes which are payable by a Holder that is not the Beneficial Owner of the Note, or a portion of the Note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an Additional Amount had such Beneficial Owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(g)   any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent;

(h)   any Taxes that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later, to the extent such change in law, treaty, regulation or administrative interpretation would apply retroactively to such payment;

(i)    any Taxes imposed, withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantively comparable) and any current or future regulations or official interpretations thereof (“FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

(j)    any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i).

For purposes of this Section 2.4(f), the acquisition, ownership, enforcement or holding of or the receipt of any payment with respect to a Note will not constitute a connection (1) between the Holder or Beneficial Owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such Holder or Beneficial Owner if such Holder or Beneficial Owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.

Any reference in this Forty-Fourth Supplemental Indenture to principal or interest shall be deemed to refer also to Additional Amounts which may be payable under the provisions of this Section 2.4(f).

Except as specifically provided in this Section 2.4(f), the Company will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority of or in any government or political subdivision.

(g)            Denominations. The Notes shall be issuable only in fully registered form without coupons and only in denominations of ¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof.

(h)            Authentication and Delivery. The Notes shall be executed, authenticated, delivered and dated in accordance with Section 303 of the Existing Indenture.

(i)             Additional Covenant and Amendment to the Base Indenture. The additional covenant of the Company and amendment to the Base Indenture, each as set forth in Article III of the Eighth Supplemental Indenture, shall apply to the Notes.

(j)             Depositary. With respect to Notes issuable or issued in whole or in part in the form of one or more Global Notes, the Depositary shall be the Depositary as defined in Section 1.2(c) hereof.

Section	2.5 Exchanges of Global Note for Non-Global Note

Notwithstanding any other provision in this Indenture, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Note or a nominee thereof unless (A) such Depositary has notified the Company that it is unwilling or unable or no longer permitted under applicable law to continue as Depositary for such Global Note and the Company does not appoint another institution to act as Depositary within 90 days, (B) there shall have occurred and be continuing an Event of Default with respect to such Global Note, or (C) the Company so directs the Trustee by a Company Order.

ARTICLE Three

MISCELLANEOUS

Section	3.1 Relationship to Existing Indenture

This Forty-Fourth Supplemental Indenture is a supplemental indenture within the meaning of the Existing Indenture. The Existing Indenture, as supplemented and amended by this Forty-Fourth Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Existing Indenture, as supplemented and amended by this Forty-Fourth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section	3.2 Modification of the Existing Indenture

Except as expressly modified by this Forty-Fourth Supplemental Indenture, the provisions of the Existing Indenture shall govern the terms and conditions of the Notes.

Section	3.3 Governing Law

This instrument shall be governed by, and construed in accordance with, the laws of the State of New York.

Section	3.4 Counterparts

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Receipt by electronic mail of any executed signature page to this instrument shall constitute effective delivery of such signature page. Electronic signatures may be used in lieu of signatures affixed by hand, and such electronic signature shall have the same validity and effect as signatures affixed by hand.

Section	3.5 Trustee Makes No Representation

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Forty-Fourth Supplemental Indenture other than its certificates of authentication.

In Witness Whereof, the parties hereto have caused this Forty-Fourth Supplemental Indenture to be duly executed all as of the day and year first above written.

AMERICAN INTERNATIONAL GROUP, INC.

		By:	/s/ Adam Burk
			Name:	Adam Burk
			Title:	Vice President, Global Treasurer
Attest:

/s/ Christopher Chorengel
Name:	Christopher Chorengel
Title:	Associate General Counsel

[Signature Page to Forty-Fourth Supplemental Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Bhawna Dhayal
	Name:	Bhawna Dhayal
	Title:	Agent

[Signature Page to Forty-Fourth Supplemental Indenture]

ANNEX A

FORM OF THE NOTES

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, SA/NV, AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, S.A. (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO AMERICAN INTERNATIONAL GROUP, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

AMERICAN INTERNATIONAL GROUP, INC.

1.757% NOTES DUE 2029

No. [●]

CUSIP No.: 026874 DU8

ISIN No.: XS2934324653

Common Code: 293432465

AMERICAN INTERNATIONAL GROUP, INC., a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, the registered holder hereof, as nominee of The Bank of New York Mellon, London Branch, as common depositary for Euroclear/Clearstream, or its registered assigns, the principal sum of TEN BILLION THREE HUNDRED MILLION JAPANESE YEN (¥10,300,000,000) on November 27, 2029, and to pay interest thereon from November 27, 2024, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semiannually in arrears on each May 27 and November 27 (each such date, an “Interest Payment Date”), commencing on May 27, 2025, at the rate of 1.757% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be May 12 and November 12 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof which shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

In the event that an Interest Payment Date is not a Business Day, the Company shall pay interest on the next succeeding Business Day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay. If the Stated Maturity or earlier Redemption Date falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest need not be made on such date, but may be made on the next succeeding Business Day, with the same force and effect as if made on the Stated Maturity or earlier Redemption Date, provided that no interest shall accrue for the period from and after such Stated Maturity or earlier Redemption Date.

For purposes of this Note, “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York, Tokyo or London, or the relevant place of payment, are authorized or obligated by law or executive order to close.

Payment of the principal of and premium, if any, and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the City of London, which is initially the London office of The Bank of New York Mellon, London Branch.

All payments of principal and interest, including payments made upon any Redemption Date, and Additional Amounts, if any, on this Note will be made in Japanese yen (“yen”). If yen is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control, then all payments in respect of this Note will be made in U.S. dollars until yen is again available to the Company. In such circumstances, the amount payable on any date in yen will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second Business Day prior to the relevant payment date or, in the event the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/yen exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined by the Company in its sole discretion on the basis of the most recently available market exchange rate for yen. Any payment in respect of this Note so made in U.S. dollars will not constitute an Event of Default with respect to the Notes of this series or under the Indenture. Neither the Trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: November 27, 2024

AMERICAN INTERNATIONAL GROUP, INC.

By:
			Name:	Adam Burk
			Title:	Vice President, Global Treasurer
Attest:

Name:	Christopher Chorengel
Title:	Associate General Counsel

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated: November 27, 2024

THE BANK OF NEW YORK MELLON
As Trustee

By:
Authorized Signatory

[Reverse of the Notes]

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), designated as its 1.757% Notes Due 2029, issued and to be issued in one or more series under an Indenture, dated as of October 12, 2006, as supplemented by the Fourth Supplemental Indenture, dated as of April 18, 2007, the Eighth Supplemental Indenture, dated as of December 3, 2010, and the Forty-Fourth Supplemental Indenture, dated as of November 27, 2024 (as so supplemented, the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof.

The Company will be obligated to pay Additional Amounts to the Holder of this Note to the extent and as provided in the Forty-Fourth Supplemental Indenture.

The Notes of this series are subject to redemption on or after October 27, 2029, in whole or in part, at the election of the Company, upon not less than 10 nor more than 60 days’ notice given as provided in the Indenture, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the Notes to be redeemed, if any, to, but excluding, the Redemption Date.

In addition, the Notes of this series are subject to redemption at any time, in whole but not in part, at the election of the Company, upon not less than 10 nor more than 60 days’ notice given as provided in the Indenture, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest on the Notes to be redeemed to, but excluding, the Redemption Date, if:

(a)	the Company has or will become obligated to pay Additional Amounts with respect to the Notes of this series as a result of any change in or amendment to the laws, regulations or rulings of the United States or any political subdivision or any taxing authority of or in the United States affecting taxation, or any change in or amendment to an official application, interpretation, administration or enforcement of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after November 20, 2024, or

(b)	any action shall have been taken by a taxing authority, or any action has been brought in a court of competent jurisdiction, in the United States or any political subdivision or taxing authority of or in the United States, including any of those actions specified in (a) above, whether or not such action was taken or brought with respect to the Company, or any change, clarification, amendment, application or interpretation of such laws, regulations or rulings shall be officially proposed, in any such case on or after November 20, 2024, which results in a substantial likelihood that the Company will be required to pay Additional Amounts with respect to this series of Notes on the next Interest Payment Date.

However, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be, in the case of a redemption for the reasons specified in (a) above, or there would be a substantial likelihood that the Company would be, in the case of a redemption for the reasons specified in (b) above, obligated to pay such Additional Amounts if a payment in respect of this series of Notes were then due and at the time such notification of redemption is given such circumstance remains in effect.

Prior to the mailing of any notice of redemption pursuant hereto, the Company will deliver to the Trustee:

(a)	a certificate signed by one of the Company’s duly authorized officers stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right so to redeem have occurred, and

(b)	a written opinion of independent legal counsel of recognized standing to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a substantial likelihood that the Company will be required to pay such Additional Amounts as a result of such action or proposed change, clarification, amendment, application or interpretation, as the case may be.

In the event of redemption of the Notes in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Such notice, once delivered by the Company to the Trustee, will be irrevocable.

The Notes of this series do not have the benefit of any sinking fund obligation and are not subject to repurchase at the option of the Holders.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture, except that all references to “U.S. Government Obligations” shall be replaced by “State of Japan Obligations”.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes of this series, the Holders of not less than 25% in principal amount of the Notes of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, or interest or any Additional Amount hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, or interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and premium, if any, or interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes of this series are issuable only in fully registered form without coupons in denominations of ¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meaning assigned to them in the Indenture.